                                                                  EXHIBIT (A)(1)
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                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of
                              AG Associates, Inc.

                                      at

                              $5.50 Net Per Share

                                      by

                          MIG Acquisition Corporation

                         a wholly owned subsidiary of

                         STEAG Electronic Systems GmbH


    THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 19, 1999, UNLESS THE OFFER
                                 IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER
 OF SHARES (AS DEFINED BELOW) WHICH WOULD CONSTITUTE NOT LESS THAN 90% OF THE SHARES THEN OUTSTANDING (THE "MINIMUM CONDITION") OF AG ASSOCIATES, INC. (THE "COMPANY"); AND (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE
  WAITING PERIODS UNDER THE HSR ACT (AS DEFINED). SEE "CERTAIN CONDITIONS OF THE OFFER" IN SECTION 14. IN THE EVENT THAT MORE THAN 50% OF THE SHARES
   THEN OUTSTANDING ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN, BUT LESS THAN 90% OF THE SHARES THEN OUTSTANDING ARE ACQUIRED BY PURCHASER PURSUANT TO THE OFFER AND THE STOCK OPTION DESCRIBED BELOW,
    PURCHASER WILL WAIVE THE MINIMUM CONDITION AND AMEND THE OFFER TO REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO 3,095,294 SHARES
    OR  SUCH GREATER  OR LESSER NUMBER  OF SHARES AS  EQUALS 49.9% OF  THE
     SHARES THEN OUTSTANDING (THE "REVISED MINIMUM NUMBER") AND, IF A GREATER NUMBER OF SHARES IS TENDERED INTO THE OFFER AND NOT
      WITHDRAWN, PURCHASE, ON A PRO RATA BASIS, THE REVISED MINIMUM NUMBER OF SHARES (IT BEING UNDERSTOOD THAT PURCHASER SHALL NOT IN
      ANY  EVENT BE  REQUIRED TO  ACCEPT FOR  PAYMENT, OR  PAY  FOR, ANY
       SHARES IF LESS THAN THE REVISED MINIMUM NUMBER OF SHARES ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER).

 THE BOARD OF  DIRECTORS OF THE  COMPANY HAS UNANIMOUSLY  APPROVED THE MERGER
  AGREEMENT REFERRED  TO HEREIN  AND  THE TRANSACTIONS  CONTEMPLATED THEREBY
   (INCLUDING THE  OFFER AND  THE MERGER), HAS  DETERMINED THAT  THE MERGER
    AGREEMENT AND  THE  TRANSACTIONS CONTEMPLATED  THEREBY  (INCLUDING THE
     OFFER AND THE MERGER) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE
      COMPANY AND THE  SHAREHOLDERS OF THE COMPANY,  AND RECOMMENDS THAT
       SHAREHOLDERS ACCEPT THE  OFFER AND TENDER  THEIR SHARES PURSUANT
        TO THE OFFER.

                               ----------------

                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock, without par value, of the Company (the "Shares") should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

  A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

  Questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

January 22, 1999

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

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 INTRODUCTION............................................................    1
  1. Terms of the Offer; Proration in Certain Circumstances; Expiration
     Date...............................................................     4
  2. Acceptance for Payment and Payment for Shares......................     5
  3. Procedures for Accepting the Offer and Tendering Shares............     7
  4. Withdrawal Rights..................................................     9
  5. Certain Federal Income Tax Consequences............................    10
  6. Price Range of Shares; Dividends...................................    10
  7. Certain Information Concerning the Company.........................    11
  8. Certain Information Concerning Purchaser, Parent and STEAG.........    13
  9. Financing of the Offer and the Merger..............................    15
 10. Background of the Offer; Contacts with the Company; the Merger
     Agreement; the Stock Option Agreement; and the Voting Agreements...    15
 11. Purpose of the Offer; Plans for the Company after the Offer and the
     Merger.............................................................    28
 12. Dividends and Distributions........................................    31
 13. Effect of the Offer on the Market for the Shares, Exchange Act
     Registration and Margin Regulations................................    31
 14. Certain Conditions of the Offer....................................    32
 15. Certain Legal Matters and Regulatory Approvals.....................    34
 16. Fees and Expenses..................................................    36
 17. Miscellaneous......................................................    36
 Schedule I. Directors and Executive Officers of STEAG and Purchaser.....  I-1

TO THE HOLDERS OF COMMON STOCK OF
 AG ASSOCIATES, INC.:

                                 INTRODUCTION

  MIG Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of STEAG Electronic Systems GmbH, a corporation organized under the laws of the Federal Republic of Germany ("Parent"), hereby offers to purchase all outstanding shares of common stock, without par value (the "Shares"), of AG Associates, Inc., a California corporation (the "Company"), at a price of $5.50 per Share (such amount or any greater amount per Share paid pursuant to the Offer (as defined below), being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together with this Offer to Purchase, constitute the "Offer"). Parent is a wholly owned subsidiary of STEAG Aktiengesellschaft, a corporation organized under the laws of the Federal Republic of Germany ("STEAG").

  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of BankBoston, N.A. (the "Depositary") and Corporate Investor Communications, Inc. (the "Information Agent") incurred in connection with the Offer. See
Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED) AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE OFFER AND THE MERGER), HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE OFFER AND THE MERGER) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES WHICH WOULD CONSTITUTE NOT LESS THAN 90% OF THE SHARES THEN OUTSTANDING (THE "MINIMUM CONDITION"); AND (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT").

  IN THE EVENT THAT MORE THAN 50% OF THE SHARES THEN OUTSTANDING ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN, BUT LESS THAN 90% OF THE SHARES THEN OUTSTANDING ARE ACQUIRED BY PURCHASER PURSUANT TO THE OFFER AND THE STOCK OPTION DESCRIBED BELOW, PURCHASER WILL WAIVE THE MINIMUM CONDITION AND AMEND THE OFFER TO REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER TO 3,095,294 SHARES OR SUCH GREATER OR LESSER NUMBER OF SHARES AS EQUALS 49.9% OF THE SHARES THEN OUTSTANDING (THE "REVISED MINIMUM NUMBER") AND, IF A GREATER NUMBER OF SHARES IS TENDERED INTO THE OFFER AND NOT WITHDRAWN, PURCHASE, ON A PRO RATA BASIS, THE REVISED MINIMUM NUMBER OF SHARES (IT BEING UNDERSTOOD THAT PURCHASER SHALL NOT IN ANY EVENT BE REQUIRED TO ACCEPT FOR PAYMENT, OR PAY FOR, ANY SHARES IF LESS THAN THE REVISED MINIMUM NUMBER OF SHARES ARE TENDERED PURSUANT TO THE OFFER AND NOT WITHDRAWN AT THE EXPIRATION OF THE OFFER).

  SoundView Technology Group, Inc. ("SoundView"), the Company's financial advisor, has delivered to the Board its opinion (the "Fairness Opinion") that, as of the date of the Fairness Opinion, the consideration to be received by the holders of the Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. A copy of the Fairness Opinion is attached as Appendix A to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9, which is being mailed to the Company's shareholders herewith. Shareholders are urged to read the Fairness Opinion in its entirety.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of January 18, 1999 (the "Merger Agreement") among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the California General Corporation Law (the "CGCL") and Delaware General Corporation Law (the "DGCL"), following completion of the Offer, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), (i) each share of common stock, $1.00 par value, of Purchaser issued and outstanding will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, and (ii) each Share issued and outstanding immediately prior to the Effective Time (other than (a) Shares held by any subsidiary of the Company, (b) each Share that is owned by Parent or Purchaser, including Shares purchased by Purchaser pursuant to the Offer, and (c) Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, dissenters' rights, if any, under the CGCL) will be cancelled and converted automatically into the right to receive $5.50 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 10.

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval of the Merger and adoption of the provisions relating to the Merger in the Merger Agreement by the requisite vote, if any, of the shareholders of the Company. See Section 11. Under the CGCL, if pursuant to the Offer, the Stock Option (as defined below) or otherwise, Purchaser acquires at least 90% of the Shares then outstanding, Purchaser will be able to approve the Merger and adopt the provisions relating to the Merger in the Merger Agreement without a vote of the Company's shareholders, pursuant to the short-form merger provisions under the CGCL. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders.

  If Purchaser does not acquire at least 90% of the Shares then outstanding pursuant to the Offer, the Stock Option or otherwise and if Purchaser waives the Minimum Condition and amends the Offer to reduce the number of Shares subject to the Offer to 49.9% of the Shares then outstanding, Purchaser would own upon consummation of the Offer 49.9% of the Shares then outstanding and would thereafter solicit the approval of the Merger and adoption of the provisions relating to the Merger in the Merger Agreement by a vote of the shareholders of the Company. Under such circumstances, a significantly longer period of time will be required to effect the Merger. See Section 11.

  Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the Shares then outstanding unless either (i) all the shareholders consent, or (ii) the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, simultaneously with entering into the Merger Agreement, and as an inducement to Parent and Purchaser to enter into the Merger Agreement, the Company entered into a Stock Option Agreement with Parent and Purchaser, dated as of January 18, 1999 (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, the Company granted to Purchaser an irrevocable option (the "Stock Option") to purchase up to the number of Shares (the "Option Shares") that, when added to the number of Shares owned by Purchaser and its affiliates following the consummation of the Offer, would constitute 90% of the Shares then outstanding

(assuming the issuance of the Option Shares) at a cash purchase price per Option Share equal to $5.50 (the "Purchase Price"), subject to the terms and conditions set forth in the Stock Option Agreement, including, without limitation, (i) that the Stock Option will be exercisable if and when at least 80% of the Shares then outstanding have been tendered to Purchaser in the Offer, and (ii) that the number of Option Shares to be issued thereunder shall not exceed the number of authorized shares available for issuance.

  If the Stock Option is exercised by Purchaser (resulting in Purchaser acquiring 90% or more of the outstanding Shares), Parent will be able to effect a short-form merger under the CGCL, subject to the terms and conditions of the Merger Agreement. Purchaser currently intends to effect a short-form merger if it is able to do so.

  The Merger Agreement provides that, effective upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board for the period following such purchase as will give Purchaser representation on the Board equal to the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors and/or resignation of existing directors pursuant to the Merger Agreement), and (ii) the percentage that the aggregate number of Shares beneficially owned by Purchaser (including Shares accepted for payment) and Parent bears to the total number of Shares then issued and outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be so appointed or elected to the Board, to each committee of the Board (other than any committee established to take action under the Merger Agreement), to each board of directors of each Subsidiary (as defined in the Merger Agreement) and to each committee of each such board. In addition, the Company has agreed that, until the Effective Time, the Board shall have at least two directors who are directors on the date of the Merger Agreement and who are not employees of the Company or any of the Company's Subsidiaries, or affiliates of Purchaser or Parent.

  The Company has advised Purchaser that, as of January 15, 1999, 6,202,993 Shares were issued and outstanding and 1,009,900 Shares were reserved for issuance pursuant to issued and outstanding stock options granted by the Company to employees and directors under the Company's 1993 Employee Stock Option Plan and 1994 Directors Stock Option Plan. As provided in the written agreements to be entered into by the Company, certain employees of the Company and all officers of the Company prior to the Effective Time, all outstanding options as of the Effective Time held by such employees and officers under the 1993 Employee Stock Option Plan (the "Existing Stock Options") will be terminated and cancelled in exchange for a cash bonus which will be payable on the date which is twelve months after the Effective Time, provided that such employees continue to be employed by the Company on such date; provided, however, that the aggregate amount the Company or the Surviving Corporation agrees to pay as of the Effective Time will not exceed $2,040,000. See Section 10--The Merger Agreement.

  As of January 15, 1999, the Minimum Condition would be satisfied if Purchaser acquired 5,582,694 Shares. 3,101,497 Shares would constitute 50% of the Shares issued and outstanding on such date (assuming no Existing Stock Options are exercised on or prior to such date). Certain shareholders of the Company, holding in the aggregate approximately 45% of the Shares as of January 15, 1999, have each entered into a Voting Agreement (as defined below) with Parent pursuant to which each such shareholder has agreed to tender its Shares pursuant to the Offer, and to vote, and has granted irrevocable proxies to vote, its Shares in favor of the Merger. See Section 10--The Voting Agreements.

  Concurrently with the execution of the Merger Agreement, the Company granted to Parent an option (subject to certain restrictions on vesting) to purchase an aggregate of 600,000 Shares at an exercise price of $2.00 per Share (the "Common Stock Option"). Additionally, subject to the occurrence of certain events, the Company and Parent agreed to an option whereby either (a) Parent will be entitled to purchase from the Company, and the Company will be obligated to sell to the Parent, all of the ordinary shares of AG Associates (Israel), Ltd., an entity formed under the laws of Israel and a subsidiary of the Company (the "Israeli Affiliate"), held by the Company for the aggregate purchase price of $5,404,770 or (b) the Company will have the right to sell to Parent, and Parent will be obligated to purchase from the Company, such shares of the Israeli Affiliate for the same aggregate purchase price. See Section 11--Company Stock Option and AGI Option.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer; Proration in Certain Circumstances; Expiration Date.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, February 19, 1999, unless and until Parent or Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Parent or Purchaser, shall expire.

  In the event Purchaser amends the Offer as described above such that Purchaser offers to purchase the Revised Minimum Number of Shares, such decrease in the number of Shares being sought will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. If at the time the notice of any such decrease in the number of Shares being sought is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. Upon the terms and subject to the conditions of such amended Offer, if more than the Revised Minimum Number of Shares shall be validly tendered and not withdrawn prior to the Expiration Date, the Shares so tendered shall be purchased as provided in Section 2 on a pro rata basis (adjusted to avoid the purchase of fractional shares). Because of the difficulty of determining the precise number of Shares properly tendered, Purchaser does not expect to be able to announce the final proration factor until approximately five trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders can obtain such information from their brokers. Purchaser will not pay for any Shares accepted for payment pursuant to the Offer until the final proration factor is known. For purposes of this Offer to Purchase, "trading day" shall mean any day on which the Nasdaq National Market ("NASDAQ") is open for business.

  Purchaser and Parent expressly reserve the right, in their discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his or her Shares. See Section 4.

  Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 prior to the Expiration Date, and (iii) to delay, terminate or waive the Minimum Condition or any other condition or otherwise amend the Offer including extending the Expiration Date in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that Purchaser will not (i) impose conditions in addition to those set forth in Section 14, (ii) reduce the Offer Price or the amount of Shares sought in the Offer, or (iii) change the form of consideration payable in the Offer.

  Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser either to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

  Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response.

  Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, except as otherwise provided herein, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. Acceptance for Payment and Payment for Shares.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the latest to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Notwithstanding the immediately preceding sentence and subject to applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 3) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal.

  On January 21, 1999, Parent filed, and on January 22, 1999, the Company filed, with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. It is anticipated that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on February 4, 1999. If Purchaser acquires 50% or more of the Shares then outstanding in the Offer, no separate waiting period will apply to the subsequent purchase of Shares pursuant to the Stock Option Agreement. Prior to the expiration or termination of any such waiting period, the FTC or the Antitrust Division may extend any such waiting period by requesting additional information from Parent or the Company with respect to the Offer or the Stock Option Agreement. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent or the Company with such a request. Thereafter, the FTC or Antitrust Division must obtain a court order to prevent Purchaser from consummating the acquisition of Shares pursuant to the Offer. The waiting period under the HSR Act may be terminated prior to its expiration by the FTC and the Antitrust Division. Parent and the Company have requested early termination of the waiting period, although there can be no assurance that this request will be granted. See Section 15 for additional information regarding the HSR Act.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

  Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under
Section 1, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and, subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered or accepted for purchase as provided in this Section 2, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  If, prior to the Expiration Date, Purchaser increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer.

  Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-5 promulgated under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, if payment is to be made, or if a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

   (i)such tender is made by or through an Eligible Institution;

   (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand, mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Depositary on behalf of Purchaser, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after January 18, 1999). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney, proxies and consents may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Withholding. To prevent backup Federal income tax withholding with respect to payment to certain shareholders of the purchase price of shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See Section 5 of this Offer to Purchase. If the shareholder is a nonresident alien or foreign entity not subject to back-up withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

4. Withdrawal Rights.

  Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 22, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. Certain Federal Income Tax Consequences.

  The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for Federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder, and a long-term capital gain or loss if the shareholder's holding period is more than one year as of the date Purchaser accepts such Shares for payment pursuant to the Offer or the Effective Time, as the case may be.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, INCLUDING FINANCIAL INSTITUTIONS, BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

6. Price Range of Shares; Dividends.

  The Shares are traded on NASDAQ under the symbol "AGAI." The following table sets forth, based upon public sources, for the fiscal quarters indicated, the high and low bid prices per Share:

                                                                High/Ask Low/Bid
                                                                -------- -------
      Fiscal 1997:
      First Quarter............................................  $7.13    $4.75
      Second Quarter...........................................   7.00     4.88
      Third Quarter............................................   5.98     4.38
      Fourth Quarter...........................................   7.94     5.75
      Fiscal 1998:
      First Quarter............................................  $7.13    $4.13
      Second Quarter...........................................   4.88     3.75
      Third Quarter............................................   3.94     1.63
      Fourth Quarter...........................................   3.56     2.13
      Fiscal 1999:
      First Quarter............................................  $5.00    $2.00

  On January 15, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing bid price per Share as reported on NASDAQ was $4.38. On January 21, 1999, the last full trading day prior to the commencement of the Offer, the closing bid price per Share as reported on NASDAQ was $5.28.

  The Company has never paid dividends on the Shares and its present policy is to retain earnings to finance its future operations.

  SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. Certain Information Concerning the Company.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

  General. The Company is a California corporation with its principal executive offices located at 4425 Fortran Drive, San Jose, California 95134-2300. According to the Company's annual report on Form 10-K for the fiscal year ended September 30, 1998 (the "1998 Form 10-K"), the Company designs, manufactures, markets and supports advanced single-wafer rapid thermal processing equipment used in manufacturing integrated circuits.

  Historical Financial Information. Set forth below is certain selected consolidated financial data relating to the Company and its Subsidiaries. The selected consolidated financial data as of and for the years ended September 30, 1995 to 1998 have been excerpted or derived from the audited financial statements contained in the 1998 Form 10-K and the Company's Form 10-K for the fiscal year ended September 30, 1997. The selected consolidated financial data as of and for the three months ended December 31, 1997 and 1998 have been derived from unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of the Company, include all adjustments necessary for a fair statement of the results for the unaudited periods. Operating results for the three months ended December 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending September 30, 1999. More comprehensive financial information is included in the Form 10-K and other documents filed by the Company with the Commission. The financial data that follow are qualified in their entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                              AG ASSOCIATES, INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

                           For the Fiscal
                            Quarter Ended             For the Fiscal
                            December 31,         Years Ended September 30,
                           ----------------  -----------------------------------
                            1998     1997      1998      1997     1996    1995
                           -------  -------  --------  --------  ------- -------
                                            (in thousands)
Consolidated Statement of
 Operations Data:
  Net sales..............  $14,328  $16,433  $ 45,957  $ 49,604  $71,089 $62,725
  Gross profit...........    5,141    6,248    12,962    16,907   31,724  29,028
  Research and
   development...........    3,129    3,948    15,908    14,329   16,653   8,893
  Selling, general and
   administrative........    2,294    2,361     9,573     9,247   10,204  10,562
  Income (loss) from
   operations............     (282)     (61)  (12,519)   (6,669)   4,867   9,573
  Income (loss) before
   income taxes..........     (369)      15   (12,494)   (6,237)   4,487   9,221
  Net income (loss)......  $  (369) $     9  $(14,000) $ (4,687) $ 2,743 $ 9,753
  Net income (loss) per
   share--basic..........  $ (0.06)     --   $  (2.29) $  (0.78) $  0.47 $  2.22
  Shares used in per
   share calculation--
   basic.................    6,203    6,066     6,102     5,981    5,582   4,305
  Net income (loss) per
   share--diluted........  $ (0.06)     --   $  (2.29) $  (0.78) $  0.45 $  2.05
  Shares used in per
   share calculation--
   diluted...............    6,203    6,132     6,102     5,981    6,140   4,770

Consolidated Balance
 Sheet Data:
  Cash, cash equivalents
   and short-term
   investments...........  $ 2,616  $ 6,406  $  1,332  $  4,157  $11,985 $18,858
  Working capital
   (deficiency)..........  $ 7,350  $22,338  $  8,306  $ 22,867  $26,851 $28,649
  Total assets...........  $36,357  $43,025  $ 30,770  $ 42,947  $45,852 $48,825
  Long-term obligations..      --   $   234       --   $    275  $    11 $   193
  Convertible
   subordinated
   debentures............      --       --        --        --       --      --
  Minority interest in
   subsidiary............      --       --        --        --       --      --
  Shareholders' equity
   (deficiency)..........  $17,535  $31,547  $ 17,902  $ 31,522  $35,694 $32,300

  Projected Financial Information. In connection with Parent's review of the Company and in the course of the negotiations between the Company and Parent described in Section 10, the Company provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available, including the following projections of future financial performance:

                                Fiscal Year September 30,
                             ------------------------------------
                              1997       1998        1999
                             -------   --------   -----------
   (U.S. dollars in
   thousands)                    (actual)         (estimated)
   Net Sales................ $49,604   $ 45,957     $63,432
    % Growth................     --          (7)%        38%
   Gross Profit............. $16,907   $ 12,962     $24,731
    as a % of sales.........      34 %       28 %        39%
   Income from operations... $(6,669)  $(12,519)    $ 5,354
    as a % of sales.........     (13)%      (27)%         8%
   Net income............... $(4,687)  $(14,000)    $ 4,894
    as a % of sales.........      (9)%      (30)%         8%

  THE FISCAL 1999 PROJECTED INFORMATION IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WILL BE REALIZED OR THAT ACTUAL RESULTS WILL NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS DO NOT GIVE EFFECT TO THE OFFER OR THE MERGER, WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PARENT BY THE COMPANY. MOREOVER, NEITHER PURCHASER NOR PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES RELIED UPON THE FOREGOING PROJECTIONS PREPARED BY THE COMPANY IN ANY WAY IN FORMULATING THE OFFER. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS. THE INCLUSION OF THE FOREGOING PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER, THE COMPANY OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS. NONE OF PARENT, PURCHASER OR THE COMPANY INTENDS TO UPDATE, REVISE OR CORRECT SUCH PROJECTIONS IF THEY BECOME INACCURATE (EVEN IN THE SHORT TERM).

  The management of the Company has advised Parent that it is difficult to assess the accuracy of the Company's projections for the second half of its fiscal year ending September 30, 1999 due to current conditions in the semiconductor manufacturing industry.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information also is available for inspection at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

8. Certain Information Concerning Purchaser, Parent and STEAG.

  Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at c/o Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105. Purchaser is a wholly owned subsidiary of Parent.

  Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

  Parent is a corporation organized under the laws of the Federal Republic of Germany. Its principal offices are located at Ruttenscheider Stra^e 1-3, 45128 Essen, Germany. Parent is a worldwide leading supplier of machines for the production of semiconductors, compact discs and photomasks. STEAG has organized its electronic systems division (see below) within Parent, a holding company for STEAG AST Elektronik GmbH ("AST"), STEAG MicroTech GmbH and STEAG HamaTech GmbH and their foreign sales and service affiliate companies. Parent is a wholly owned subsidiary of STEAG.

  STEAG has been in the business of power generation since 1937 and has focused its activities on reliable, efficient and ecologically safe generation of electrical and thermal energy. In addition to its core business of power generation, STEAG also is extending its range of business to become an international operator in the independent power producer field and in electronic systems/process technology. STEAG is organized into three separate business divisions: power generation, independent power production and electronic systems/process technology.

  The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the executive officers, and members of the supervisory board and management board of Purchaser and STEAG, respectively, and certain other information are set forth in Schedule I hereto.

  STEAG is not subject to the informational reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters.

  Set forth below is certain selected consolidated financial information relating to STEAG and its subsidiaries for STEAG's last two fiscal years. The selected consolidated financial information has been prepared in Deutsche Mark in accordance with generally accepted accounting principles in the Federal Republic of Germany ("German GAAP"). German GAAP differs in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). A summary of the significant differences between U.S. GAAP and German GAAP is set forth below. Parent, however, believes that the differences are not material to a decision by a holder of Shares of whether to sell, tender or hold any Shares because any such differences would not affect the ability of Purchaser to obtain sufficient funds to pay for Shares to be acquired pursuant to the Offer. The amounts in the table set forth below are in Deutsche Mark unless otherwise indicated.

                                   STEAG AG

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
          (in Deutsche Mark ("DM"), except where otherwise indicated
                        in United States dollars ("$"))

                                                        Year Ended December 31,
                                                       -------------------------
                                                       1997(1)   1997     1996
                                                       ------- -------- --------
                                                             (in millions)
Income Statement Data:
Amounts in accordance with German GAAP:
  Sales............................................... $1,503  DM 2,700 DM 2,514
  Net income..........................................     49        88       83
  Net income available for distribution...............     22        40       35
Balance Sheet Data:
Amounts in accordance with German GAAP:
  Liquid funds........................................ $  504  DM   906 DM   588
  Current assets......................................    257       462      415
  Total assets........................................  2,309     4,147    3,622
  Long-term financial liabilities.....................    648     1,164      639
  Shareholders' equity................................    523       939      870

--------
(1) Amounts in this column are unaudited and have been translated solely for the convenience of the reader at an exchange rate of DM 1,7961 = $1.00, the Noon Buying Rate on December 30, 1997. No representation is made that the Deutsche Mark has been, could have been or could be, converted into U.S. dollars at that or any other rate.

  The following represents, in the opinion of management of STEAG, the significant differences between U.S. GAAP and German GAAP that would affect the determination of consolidated net income and shareholders' equity of STEAG for the periods for which the selected consolidated financial information has been presented herein.

  Fixed Assets. German GAAP permits, but does not require, the capitalization of interest as a part of the historical cost of acquisition of assets that are constructed or produced for an enterprise's own use. The capitalization of such interest costs is required by U.S. GAAP.

  Long-Term Construction Contracts. Under U.S. GAAP, accounting for work in process and finished goods under the percentage-of-completion method is the preferred method when estimates of costs to complete and extent of progress toward completion of long-term contracts are reasonably dependable. Under German GAAP, accounting for work in process and finished goods is determined using the completed contract method.

  Accruals. Under German GAAP, the valuation of accruals is characterized by the prudency principle. This, as a general rule, would lead to higher accruals than would be acceptable under U.S. GAAP. Accruals for certain expenses that are incurred in the current year but that will only lead to cash outflow in future years are acceptable under German GAAP without an underlying liability towards third parties. These accruals are not acceptable under U.S. GAAP.

  Pension Plans. U.S. GAAP requires pension costs to be recognized and computed as stipulated by the Statement of Financial Accounting Standard No.
87. Under German GAAP, the unfunded accumulated benefit obligation, accounted by STEAG, did not reflect forecasted increase of wages and salaries and is discounted with a steady interest rate of 6%.

  Except as described in this Offer to Purchase, (i) none of Purchaser, Parent, STEAG or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent, STEAG or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares, and (ii) none of Purchaser, Parent, STEAG or, to the knowledge of Purchaser and Parent any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

  Except as provided in the Merger Agreement, the Common Stock Option and the Stock Option Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent, STEAG or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since October 1, 1995, none of Purchaser, Parent, STEAG or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since October 1, 1995, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, STEAG, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. Financing of the Offer and the Merger.

  The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $35,279,784. Purchaser will obtain all of such funds from Parent. Parent will obtain all of such funds from STEAG. STEAG will supply such funds from working capital and other cash on hand.

10. Background of the Offer; Contacts with the Company; the Merger Agreement; the Stock Option Agreement; and the Voting Agreements.

              BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

  In connection with the conduct of its business, Parent regularly receives information concerning potential acquisition candidates in the field of electronic systems and process technology.

  On July 15, 1998, during the SEMICON/West conference in San Francisco, California, Dr. Arnon Gat, the Chief Executive Officer of the Company, approached Dr. Hans-Georg Betz, the Chief Executive Officer of Parent, and inquired whether Parent would be interested in exploring a potential business combination with the Company. Dr. Betz expressed an interest in discussing such a combination.

  On July 17, 1998, SoundView provided to Parent a confidential memorandum relating to the Company, its business and its financial results and prospects.

  On July 22, 1998, SoundView sent a letter to Dr. Betz describing certain structures for a business combination between Parent and the Company.

  On July 31, 1998 and August 3, 1998, Mr. Hans-Joachim Wolf, Chief Financial Officer of Parent, contacted Mr. Kirk Johnson, Vice President, Finance and Chief Financial Officer of the Company, to schedule preliminary due diligence of the Company.

  On August 6, 1998, Parent and Company entered into a mutual non-disclosure agreement. On August 6 and 7, 1998, Parent, together with its advisors and auditors, met and conducted preliminary due diligence at the Company, which included presentations by management of the Company and a tour of the Company's plant in San Jose. Representatives of SoundView also were present at such meeting.

  From August 8 to September 8, 1998, Dr. Gat and representatives of SoundView continued to respond to, and engage in meetings with respect to, technical, legal and financial due diligence requests from Parent.

  On September 8 and 9, 1998, Mr. Julio L. Guardado, President of the Company, and Mr. Johnson met with Dr. Rolf Thaler and Dr. Berthold Lutke-Daldrup, representatives of Parent, and a representative of Harris Roja Corporation ("Harris Roja"), an investment banking firm engaged by Parent to advise it in connection with the proposed business combination with the Company, to discuss business issues and possible transaction structures. Representatives of SoundView also participated in such meetings. At such meetings, actual and forecast data of AST, a wholly owned subsidiary of Parent which designs, manufactures and distributes RTP systems, and the Company were presented and discussed.

  From September 12 to October 19, 1998, representatives of the Company, SoundView, Parent and Harris Roja continued to discuss possible transaction structures, including a cash tender offer and a merger whereby Parent would hold a majority of the then outstanding Shares and the remaining Shares would continue to be held by the Company's public shareholders.

  On October 8 and 9, 1998, Dr. Gat and Messrs. Johnson and Guardado visited AST in Dornstadt, Germany. Management of AST gave a presentation which included actual and projected financials of AST. The visit also included a tour of the AST plant.

  On October 12, 1998, members of the management of Parent and a representative of Harris Roja met with representatives of the Company and SoundView in Essen, Germany. At the meeting the parties discussed alternative transaction structures and the range of valuation ratios between the Company and AST.

  On October 13, 1998, Dr. Gat and Mendy Erad, Chief Executive Officer of Clal Electronics, met in Essen, Germany with representatives of STEAG to discuss issues relating to the existing contractual relationship between the Company and the Israeli Affiliate. Clal Electronics is a shareholder of the Israeli Affiliate.

  STEAG held a management board meeting on October 16, 1998. After that meeting, Dr. Betz discussed with Dr. Gat the range of valuation ratios between the Company and AST that might be acceptable to Parent. Dr. Betz stated that STEAG would consider proposing a cash tender offer of $5.50 per Share, subject to a satisfactory resolution of certain due diligence issues.

  On October 23, 1998, Dr. Gat discussed the proposed transaction with Dr. Betz. On November 3, 1998, Parent's U.S. legal counsel, delivered a draft term sheet to the Company's legal counsel. The draft term sheet proposed that Parent acquire the Company for cash consideration of $5.50 per Share subject to the resolution of a number of diligence and business issues. From October 24 to November 19, 1998, representatives of the Company, Parent and their respective investment bankers and legal counsel had numerous conversations and meetings regarding due diligence and business issues with respect to the proposed business combination, including the structure of the transaction and the Company's agreements and arrangements with the Israeli Affiliate. Although no letter of intent was signed, substantially all of the business issues (other than the structure of the transaction and conditions to completing the acquisition) were resolved at a meeting held on November 19, 1998, among Drs. Gat and Betz, representatives of the Company's and Parent's respective legal counsel and a representative of SoundView.

  On November 11 and 12, 1998, representatives of Parent visited the Israeli Affiliate where management of the Israeli Affiliate gave a presentation and conducted a plant visit.

  From November 16 to 20, 1998, representatives of Parent and its accountants, legal counsel and investment bankers engaged in comprehensive due diligence at the Company's offices in San Jose.

  On November 21, 1998, Parent's U.S. legal counsel distributed a first draft of a merger agreement to the Company, Parent and their respective investment bankers and legal counsel which draft agreement provided for the acquisition of the Company by Parent by way of a merger. On December 3, 1998, Parent's U.S. legal counsel distributed another draft of the Merger Agreement to the Company, Parent and their respective investment bankers and legal counsel, which provided for the Offer, the Merger and other Transactions. The terms of the Merger Agreement and related agreements, including the transaction structure and conditions to completing the acquisition, were negotiated during the period from November 21, 1998 to January 14, 1999.

  On November 25, 1998, to address market rumors and with the consent of Parent, the Company issued a press release indicating that it was in discussions with Parent concerning a possible cash acquisition of the Company. At the time, the structure of the transaction and the conditions to completing the acquisition had not been fully determined. On the same day, Dr. Gat, Dr. Betz, a representative of Clal Electronics, representatives of the Israeli Affiliate, and an investor in the Israeli Affiliate met in Essen, Germany. At the meeting, Parent and the Israeli Affiliate agreed in principle to an arrangement pursuant to which, concurrently with or immediately following the Merger, Parent would acquire all of the outstanding capital stock of the Israeli Affiliate not owned by the Company.

  On December 3, 1998, the Supervisory Board of STEAG met and approved the general terms of the Merger Agreement and the Transactions, including the Offer and the Merger.

  On January 18, 1999, the Company, Parent and Purchaser entered into the Merger Agreement.

                             THE MERGER AGREEMENT

  The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit
(c)(1) to the Schedule 14D-1 and is incorporated by reference in this Offer to Purchase. For purposes of the Merger Agreement, "Subsidiary" is defined as any corporation, partnership, joint venture or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other direct or indirect Subsidiaries, and "Material Adverse Effect" is defined as an effect on the business, assets, condition (financial or other), operating results or prospects of the Company that is material and adverse to the value of the Company and its Subsidiaries, taken as a whole, other than the direct effects of (i) the announcement of the Transactions (as defined in the Merger Agreement), (ii) general economic conditions, or (iii) conditions that are generally applicable to the business segments in which the Company or its Subsidiaries conducts business, excluding the effect on the Company of general business declines or reverses, such as lower than forecast revenues or bookings (whether as a result of economic conditions, actions of competitors or business interruptions), reductions in gross margins or technical problems with product development, introduction or evaluation or increases in operating expenses attributable to changes in product shipment volumes or changes in supplier pricing.

  The Offer. Purchaser is making the Offer to purchase the Shares, as required by Article I of the Merger Agreement. The Merger Agreement provides that Parent will cause Purchaser to commence the Offer as promptly as reasonably practicable, but in no event later than five business days, after the date of the public announcement of the terms of the Merger Agreement. The obligation of Purchaser and Parent to accept for payment, and pay for, the Shares tendered pursuant to the Offer is subject to the satisfaction of (i) the Minimum Condition or Revised Minimum Number of Shares prior to the expiration of the Offer, and (ii) certain other conditions described in Section 14. Subject to the terms and conditions of the Merger Agreement and the applicable regulations of the Commission, Purchaser and Parent also expressly reserve the right, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in
Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 prior to the Expiration Date, and (iii) to delay, terminate or waive the Minimum Condition or any other condition or otherwise amend the Offer including extending the Expiration Date in any respect. Furthermore, Purchaser will not
(i) impose conditions in addition to those set forth in Section 14, (ii) reduce the Offer Price or the number of Shares sought in the Offer, or (iii) change the form of consideration payable in the Offer.

  Notwithstanding any other provision contained in the Merger Agreement, in the event the Minimum Condition is not satisfied on any scheduled Expiration Date, Purchaser will either extend the Expiration Date or amend the Offer to provide that, in the event (i) the Minimum Condition is not satisfied at the next scheduled Expiration Date (after giving effect to the issuance of any Shares issued under the Stock Option Agreement), and (ii) the number of Shares tendered pursuant to the Offer and not withdrawn as of such next scheduled Expiration Date is more than 50% of the Shares then outstanding, Purchaser will waive the Minimum Condition, reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares and, if a greater number of Shares is tendered in the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the Expiration Date).

  The Merger. Following completion of the Offer, Purchaser will own either (i) more than 90% of the Shares or (ii) 49.9% of the Shares. Purchaser then will be merged with and into the Company, either pursuant to a short-form merger under the provisions of the CGCL or a vote of the Company's shareholders at a meeting. See "Shareholders Meeting" below. At the Effective Time, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent. In the Merger: (i) each share of common stock, $1.00 par value, of Purchaser issued and outstanding will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation; and (ii) each Share issued and outstanding (other than (a) Shares held by any subsidiary of the Company, (b) each share owned by Parent or Purchaser (including Shares purchased by Purchaser in the Offer), and (c) Shares held by shareholders who have demanded and perfected, and have not withdrawn or otherwise lost, dissenters' rights, if any, under the CGCL) will be cancelled and converted automatically into the right to receive, upon surrender of the certificate formerly representing such Share, an amount in cash, without interest, equal to $5.50 or any higher price that may be paid per Share in the Offer (the "Merger Consideration"). Shares as to which dissenters' rights have been validly exercised pursuant to the CGCL will not be converted into the right to receive the Merger Consideration, but will be entitled to payment of the fair market value of such Shares in accordance with the provisions of Chapter 13 of the CGCL.

  Board Representation. Following completion of the Offer, Purchaser will have the right to appoint new directors of the Company. The Merger Agreement provides that upon the purchase by Purchaser of such number of Shares satisfying the Minimum Condition or the Revised Minimum Number of Shares pursuant to the Offer, Purchaser will be entitled, at its option, to designate such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of (i) the total number of directors on the Board (giving effect to any increase or decrease in the number of directors pursuant to the Merger Agreement), and
(ii) the percentage that the aggregate number of Shares beneficially owned by Purchaser (including Shares accepted for payment) and Parent bears to the total number of Shares issued and outstanding. The Company will, at such time, use its best efforts to cause Purchaser's designees to be appointed or elected to the Board, and to constitute the same percentage as such individuals represent on the Board of (a) each committee of the Board (other than any committee of the Board established to take action under the Merger Agreement),
(b) each board of directors of each Subsidiary, and (c) each committee of each such board. Notwithstanding the foregoing, until the Effective Time, such Board will include at least two directors who are directors on the date of the Merger Agreement and who are not employees of the Company or any of its Subsidiaries or affiliates of Parent or Purchaser.

  Parent or Purchaser will supply to the Company any information with respect to itself and such nominees, officers, directors and affiliates required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Upon any request by Purchaser, the Company will file with the Commission and transmit to the record shareholders of the Company such information with respect to the Company and its officers and directors and Purchaser's designees as is necessary to enable Purchaser's designees to be elected to the Board.

  From and after the Effective Time, the directors and officers of Purchaser at the Effective Time will become the directors and officers of the Surviving Corporation.

  Charter Documents. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect at the Effective Time, will be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with its provisions and as provided by the CGCL. The Merger Agreement also provides that the Bylaws of Purchaser, as in effect at the Effective Time, will be the Bylaws of the Surviving Corporation until thereafter amended in accordance with its provisions, the provisions of the Articles of Incorporation and as provided by the CGCL.

  Shareholders Meeting. If Purchaser does not hold at least 90% of the Shares following completion of the Offer, under the CGCL, the Merger cannot be effected without a vote of the Company's shareholders. The Company will as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Special Meeting") for the purpose of approving the Merger and adopting the provisions relating to the Merger in the Merger Agreement. The Company will use its best efforts to solicit from its shareholders proxies in favor of the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the CGCL, its Articles of Incorporation and Bylaws, and to obtain such approvals, subject to applicable fiduciary duties of the Board.

  Under the CGCL, if Purchaser or Parent acquire at least 90% of the Shares, Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In the event Purchaser or Parent acquires at least 90% of the Shares, and provided that the other conditions set forth in the Merger Agreement have been satisfied or waived, Purchaser, Parent and, at the request of Parent, the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration or termination of the Offer without a meeting of the Company's shareholders in accordance with the CGCL.

  Proxy Statement. If approval of the Merger and adoption of the Merger Agreement by the Company's shareholders is required by applicable law, the Company will prepare and file a proxy statement (the "Proxy Statement") with the Commission and the Company and Parent will cooperate in responding to any comments of the Staff of the Commission and the Company will cause the Proxy Statement to be mailed to its shareholders after responding to all such comments to the satisfaction of the staff of the Commission. The Proxy Statement will, subject to the Board's fiduciary duties, include a recommendation of the Board to vote in favor of the approval of the Merger and the adoption of the provisions relating to the Merger in the Merger Agreement.

  Employee Benefits. Parent has agreed that for a period of twelve months from the Effective Time, it will cause the Surviving Corporation to provide active employees of the Company and its Subsidiaries with benefits (including, without limitation, welfare benefits) that are reasonably comparable to the benefits provided under the Company's benefit plans (other than equity-based plans) as in effect immediately prior to the Effective Time. Additionally, Parent will cause the Surviving Corporation to provide a two-month paid sabbatical to certain employees as identified by the Company. Parent will provide such sabbatical if the Surviving Corporation is merged with, or transfers all of its assets to, Parent or an affiliate of Parent.

  Existing Stock Options. The options granted pursuant to the Company's 1994 Directors Stock Option Plan will vest automatically prior to the Effective Time and, if not exercised by the Effective Time, will terminate. Prior to the Effective Time, the Company, certain employees identified by the Company in the Merger Agreement and all officers of the Company (each, a "Holder") will enter into a written agreement in form reasonably satisfactory to Parent and the Company pursuant to which each Holder will agree to terminate and cancel all outstanding options issued pursuant to the Company's 1993 Employee Stock Option Plan (the "Existing Option Plan") as of the closing of the Merger. In consideration for such surrender and cancellation of options, on the date which is twelve months after the Effective Time (the "Payment Date"), each Holder employed by the Company on the Payment Date, or who was terminated without cause prior to such Payment Date, will receive a cash bonus equal to the product of (i) the number of vested options (using monthly vesting) to purchase the Company's common stock held by such Holder pursuant to the Existing Option Plans as of the Effective Time, and (ii) the difference between $10.00 per share and the exercise price per share of such options; provided, however, that the aggregate amount the Company or the Surviving Corporation agrees to pay as of the Effective Time will not exceed $2,040,000. If the aggregate amount payable by the Company or the Surviving Corporation exceeds $2,040,000, any such cash bonus payable to a Holder will be reduced pro rata to the extent of any such excess. Any consideration payable hereunder will be subject to all tax withholdings as required by applicable law, and deducted from the amount of the consideration payable to Holder. The Board will take all other actions it deems appropriate to cause all outstanding options to be terminated and canceled as of or prior to the Effective Time.

  Conduct of Business. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, prior to the Effective Time, unless Parent otherwise consents in writing or as otherwise expressly contemplated by the Merger Agreement, the business of the Company will be conducted only in the ordinary course. Subject to the foregoing limitations, the Company has also covenanted and agreed that:

    Governing Documents; Stock Splits; Redemptions; Issuances of Securities. The Company will not, directly or indirectly: (i) amend or propose to amend its Articles of Incorporation or Bylaws or reincorporate in any jurisdiction; (ii) split, combine or reclassify any issued and outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution (payable in cash, stock, property or otherwise) with respect to such shares; (iii) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (iv) issue, sell, pledge, accelerate, modify the terms of or dispose of, or agree to issue, sell, pledge, accelerate, modify the terms of or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets, provided, that the Company (a) may issue Shares upon the exercise of options outstanding as of the date of the Merger Agreement,
  (b) may grant options under its 1993 Employee Stock Option Plan to any new employee in amounts consistent with past practices, and (c) may enter into certain agreements or arrangements contemplated by the Merger Agreement.

    Dispositions; Acquisitions; Discharge of Liabilities; Settlement of Litigation. The Company will not (i) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, except in the ordinary course of business consistent with past practice, (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any material assets, (iii) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business consistent with past practice, (iv) terminate, modify, assign, waive, release or relinquish any material rights or claims or amend any material rights or claims not in the ordinary course of business consistent with past practice, (v) pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business, reflected or reserved against in, or contemplated by, the consolidated financial statements of the Company included in reports and registration statements filed with the Commission (the "SEC Reports"), or (vi) settle or compromise any material claim, action, suit or proceeding pending or threatened against it, or, if the Company may be liable or obligated to provide indemnification, against its directors or officers, before any court, governmental agency or arbitrator.

    Indebtedness. Except as provided in the Merger Agreement, the Company will not (i) incur or adversely modify any material indebtedness or other liability; provided, however, that the Company will be permitted to draw upon its existing credit lines as it may deem appropriate, (ii) assume, guarantee, endorse or otherwise become liable or responsible (directly or indirectly, contingent or otherwise) for the obligations of any other person, or (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries or customary loans or advances to employees in the ordinary course of business consistent with past practice).

    Employee Compensation. The Company will not grant any increase in the salary or other compensation of its employees, or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any Subsidiary, except in the ordinary course of business consistent with past practices, or as contemplated by the Merger Agreement.

    Company Options. The Company will not, except as contemplated by the Merger Agreement or as may be required by applicable law or regulation or, in the case of employees who are not executive officers of the Company, in the ordinary course of business consistent with past practices (i) adopt, increase, accelerate the vesting of or payment of any amounts in respect of, or otherwise amend, in any respect, any collective bargaining, bonus, profit sharing, incentive or other compensation, stock option, stock purchase or restricted stock, insurance, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees, or (ii) enter into any employment or severance agreement with, or grant any severance or termination pay, to any officer or director of the Company.

    Accounting Methods. The Company will not change any of its accounting methods without providing advance notice to Parent in writing.

    Tax Elections. The Company will not make any tax election (other than in the ordinary course of preparing and filing its tax returns) or settle or compromise any tax liability or investigation.

    Company Relationships with Suppliers and Customers; Participation in Meetings. The Company will use its reasonable efforts, to the extent not prohibited by the Merger Agreement, to maintain its relationships with its suppliers, customers and employees, and, if and as requested by Parent or Purchaser, (i) to the extent permitted by applicable law, the Company will use its reasonable best efforts to make reasonable arrangements for representatives of Parent or Purchaser to meet with customers and suppliers of the Company or any Subsidiary, and (ii) the Company will schedule, and the management of the Company will participate to the extent requested in, meetings of representatives of Parent or Purchaser with employees of the Company or any Subsidiary.

  Access to Information. Subject to the requirements of any binding confidentiality agreements with customers and subject to any applicable limitations imposed by law, the Company will, prior to the Effective Time, afford Parent reasonable access during regular business hours to its officers, employees, agents, properties, books, records and work papers, and will furnish Parent all financial, operating and other information and data as Parent may reasonably request, provided, that in the event such access or the furnishing of such information is prohibited or limited due to binding customer agreements or applicable law, the Company will inform Parent and use its reasonable best efforts to obtain any necessary consent to allow such access or to provide such information. Additionally, Parent, Purchaser and the Company agree that the confidentiality provisions agreed to in the Mutual Non-Disclosure Agreement, dated as of August 6, 1998, as amended (the "Mutual Non-Disclosure Agreement"), will remain binding and in full force and effect in accordance with the terms of such agreement.

  Consents and Approvals. Each of the Company, Parent and Purchaser will take all reasonable actions necessary to comply with all legal requirements which may be imposed on it with respect to the Merger Agreement, the Stock Option Agreement, the Common Stock Option and the Transactions and will cooperate with and furnish information to each other in connection with any such requirements imposed on any of them or their respective subsidiaries. Subject to the terms and conditions of the Merger Agreement, the Company, Parent and Purchaser will use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including, without limitation, using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals. Nothing in the Merger Agreement will require Parent or Purchaser to agree to make, or to permit the Company to make, any divestiture of or grant any rights to a significant asset in order to obtain any waiver, consent or approval.

  Shareholder Litigation. The Company will give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company or its directors or officers relating to any of the Transactions and will not enter into any such settlement without Parent's consent, which consent may not be unreasonably withheld.

  Non-Solicitation. Neither the Company nor its officers, directors or representatives, or any of their respective affiliates will initiate, solicit or encourage, directly or indirectly, or take any action to facilitate inquiries or the making of any proposal with respect to or participation in negotiations concerning any proposal with respect to or participation in negotiations concerning any merger, consolidation, acquisition of more than two percent of the capital stock of the Company, a business combination involving the Company or the purchase of all or a significant portion of the assets of the Company (an "Alternative Transaction"), except that the Board may provide information to any third person making a bona fide, written and unsolicited inquiry concerning an Alternative Transaction that would result in the payment to the Company shareholders of a higher price per share in cash than the Offer Price (a "Superior Proposal"), provided that counsel to the Company has advised the Board in writing that its fiduciary duties require it to consider the Superior Proposal.

  The Merger Agreement provides that the Company will immediately notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company by or from any person, corporation, entity or "group" (as defined in Section 13(d) of the Exchange
Act) other than Parent and its affiliates, representatives and agents (each, a "Third Party") in connection with any Alternative Transaction, and will, in any such notice to Parent, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter will keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company will provide Parent with not less than two Business Days' (defined as a weekday other than a public holiday in the U.S. or Germany) notice prior to executing any definitive agreement with respect to any Alternative Transaction or any public announcement relating to any Alternative Transaction. Prior to furnishing any non-public information to, or entering into negotiations with, any Third Party, the Company will obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to the Company in any material respect than, those contained in the Mutual Non-Disclosure Agreement. The Company will not release any Third Party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party.

  Loan from Parent to Company. Subject to the limitations set forth in the Merger Agreement, in the event that the Merger is not consummated on or before March 5, 1999, Parent will make available a loan to the Company in the aggregate principal amount of $3,000,000 (the "Loan"). Interest on the principal amount will accrue at a floating rate per annum equal to the internal rate of interest assessed by Parent or its affiliates on intercorporate loans made to or among subsidiaries of Parent. The principal amount and accrued interest thereon will be due and payable two years from the date the Loan is made. See Section 11.

  Option to Purchase Shares. Concurrent with the execution of the Merger Agreement, the Company granted to Parent the Common Stock Option to purchase an aggregate of 600,000 Shares at an exercise price of $2.00 per Share. Options to purchase 100,000 Shares will become immediately exercisable if and when the Loan is made by Parent to the Company. The Common Stock Option will become exercisable as to the remaining 500,000 Shares if and when a default occurs under the Loan. The Common Stock Option will expire (i) on March 5, 1999, if the Loan is not made, or (ii) on the first anniversary of the scheduled maturity date of the Loan. See Section 11.

  Indemnification. The Merger Agreement provides that, subject to certain limitations set forth therein, and subject to applicable law, for a period of not less than four years from and after the Effective Time, the Surviving Corporation (or any successor) will indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company and its Subsidiaries against all losses, claims, damages, liabilities, fees, costs and expenses (including reasonable fees and disbursements of counsel approved by the Surviving Corporation in advance of disposition of judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation)) based in whole or in part on the fact that such person is or was such a director, officer, employee or agent and arising out of actions or omissions occurring at or prior to the Effective Time to the full extent provided under the Company's Articles of Incorporation, Bylaws and indemnification agreements as in effect on the date of the Merger Agreement (including provisions relating to the advancement of expenses incurred in the defense of any action or suit).

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to its corporate organization and qualification, its Subsidiaries, charter documents, capitalization, authority, conflicts, consents, filings with the Commission and other governmental authorities, compliance with applicable laws, required permits, SEC Reports, financial statements, the absence of certain changes or events concerning its business, absence of undisclosed liabilities, absence of litigation, employee benefit matters, employment agreements, labor matters, truth of information supplied by the Company, title to real property, taxes, environmental matters, brokers involved in the Transactions, the receipt of the Fairness Opinion from SoundView, intellectual property, transactions with certain interested persons, insurance, and the required vote of its shareholders to approve the Merger Agreement and the Merger.

  Parent and Purchaser also have made certain representations and warranties with respect to corporate organization and qualification, authority relative to the Merger Agreement and the Transactions, non-contravention, governmental approvals, brokers, financing, and information supplied to the Company.

  Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the following conditions: (i) if required by the CGCL, the Merger and the provisions relating to the Merger in the Merger Agreement will have been approved and adopted by the requisite vote of the shareholders of the Company; and (ii) no foreign or domestic, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, permit, judgment, decree or other requirement of any governmental entity will prohibit consummation of the Merger.

  The Merger Agreement provides that the obligation of Parent and Purchaser to effect the Merger is subject to the following conditions: (i)(a) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Merger shall have expired or been terminated; (b) all requirements of any applicable foreign competition and antitrust statutes and regulations to the consummation of the Merger shall have been satisfied, including approval by the German Federal Cartel Office (the "FCO") pursuant to the German Law Against Restraints of Competition (the "AARC"); (ii) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority is in effect that would restrain the effective operation of the business of the Company and its Subsidiaries from and after the Effective Time, and no proceeding challenging the Merger Agreement, the Common Stock Option, the Stock Option Agreement or the Transactions or seeking to prohibit, alter, prevent or materially delay the Merger will be pending before as Governmental Authority; (iii) the Company will not have breached or failed to perform in any material respect any of it covenants or agreements under the Merger Agreement; (iv) Purchaser will have paid for the Shares pursuant to the Offer; (v) Purchaser and Parent will have received an opinion from counsel to the Company in a form reasonably satisfactory to Parent; and (vi) all consents, waivers or notices required to be obtained or made by the Company, for the authorization, execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, will be obtained and made by the Company.

  Termination and Abandonment. The Merger Agreement, the Common Stock Option, the Stock Option Agreement and the Voting Agreements may be terminated and the Merger abandoned at any time prior to the Effective Time: (i) by mutual written consent of Parent and the Company; (ii) by either Parent or the Company, if (a) any Governmental Authority will have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting all or any material part of the Transactions and such order, decree, ruling or other action will have become final and non-appealable, or (b) the Merger will not have been completed by June 30, 1999; (iii) by Parent, if (a) the Offer is terminated or expires without the purchase of any Shares, unless such termination or expiration has been caused by the failure of Parent or Purchaser to perform in any material respect its obligations under the Merger Agreement, (b) due to an occurrence that, if occurring after the commencement of the Offer, could reasonably be expected to result in a failure to satisfy any of the conditions set forth in
Section 14, (c) Parent and Purchaser will have failed to commence the Offer on or prior to the fifth business day following the date of the initial public announcement of the Offer, (d) the Board will have resolved to enter into a letter of intent, agreement in principle or similar agreement, including any definitive written agreement, with respect to an Alternative Transaction with a Third Party, (e) a Third Party has commenced a tender offer, proxy solicitation or exchange offer for any shares of capital stock of the Company,
(f) the Board will have withdrawn, or modified or amended in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer and the Merger, or approved, recommended or endorsed any proposal for an Alternative Transaction, (g) SoundView will have withdrawn its Fairness Opinion, or (h) the required approval of the shareholders of the Company will not have been obtained by reason of a failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof; (iv) by either Parent or Purchaser, on the one hand, or the Company, on the other hand, if the other party will have failed to comply in any material respect with any covenant or obligation contained in the Merger Agreement to be complied with or performed by such Party at or prior to such date of termination; (v) by the Company, if, prior to acceptance for payment of Shares by Purchaser under the Offer, the Company will have done each of the following: (a) entered into a definitive written agreement with respect to an Alternative Transaction with a Third Party; (b) determined, after receipt of written advice from legal counsel to the Board, that the failure to take such action as described in the preceding clause (v)(a) would cause the Board to violate its fiduciary duties to the Company's shareholders under applicable law; and (c) given notice to Parent and Purchaser of its intent to terminate the Merger Agreement and of the terms and conditions of the Alternative Transaction, such notice to be given at least five Business Days prior to the date of termination of the Merger Agreement.

  In the event of the termination of the Merger Agreement, the Common Stock Option, the Stock Option Agreement or the Voting Agreements and the abandonment of the Merger all strictly pursuant to the preceding paragraph, such agreements will thereafter become void and have no effect, and no party will have any liability to any other party or its shareholders or directors or officers in respect thereof, except that nothing in the Merger Agreement will relieve any party from liability for any willful breach of the Merger Agreement. If Parent terminates the Merger Agreement, the Stock Option Agreement or the Voting Agreements pursuant to the previous paragraph, or if the Company terminates the Merger Agreement pursuant to the previous paragraph, then the Company will pay to Parent, on the second business day following any such termination, an amount equal to $1,023,000.

  Costs and Expenses. All costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such costs and expenses, except that Parent and the Company will each pay one half of the costs incurred in printing and distributing the Proxy Statement, if any.

                          THE STOCK OPTION AGREEMENT

  The following summary of the Stock Option Agreement is qualified in its entirety by reference to the Stock Option Agreement, a copy of which is filed as Exhibit (c)(2) to the Schedule 14D-1 and is incorporated by reference in this Offer to Purchase. The Company has granted Purchaser the right to purchase the Option Shares so that in the event at least 80%, but less than 90%, of the Shares are tendered to Purchaser in the Offer, Purchaser will be able to buy additional shares so that following such purchase Purchaser will hold 90% of the Shares then outstanding. Purchaser then will be able to effect the Merger without the Special Meeting.

  Grant of Stock Option. Pursuant to the Stock Option Agreement, the Company granted to Purchaser the Stock Option to purchase the Option Shares at $5.50 per Share, subject to the terms and conditions set forth in the Stock Option Agreement; provided, however, that the Stock Option will not be exercisable if
(i) less than 80% of the Shares then outstanding has been tendered upon the Expiration Date, and (ii) the number of Shares subject thereto exceeds the number of authorized Shares available for issuance.

  Exercise of Stock Option. The Stock Option Agreement provides that, subject to the conditions set forth in the Stock Option Agreement and to any additional requirements of law, the Stock Option may be exercised by Purchaser, in whole but not in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below). For the purpose of the Stock Option Agreement, an "Exercise Event" would occur if at least 80% of the Shares then outstanding have been tendered upon the Expiration Date, and the "Termination Date" would occur upon the first to occur of any of the following: (i) the Effective Time; (ii) the date which is 10 business days after the occurrence of an Exercise Event (unless prior thereto the Stock Option has been exercised); or (iii) the termination of the Merger Agreement.

  Conditions to Closing. The Stock Option Agreement provides that the obligation of the Company to deliver Option Shares upon any exercise of the Stock Option is subject to the following conditions: (i) such delivery would not in any material respect violate, or otherwise cause the material violation of, Rule 4460(i)(1) of the National Association of Securities Dealers Manual ("Rule 4460") or any material applicable law, including, without limitation, the HSR Act, applicable thereto; (ii) no preliminary or permanent injunction or other final, nonappealable judgment by a court of competent jurisdiction preventing or prohibiting such exercise of such Stock Option or the delivery of the Option Shares; and (iii) the Company has available from its authorized Shares such number of Shares as is sufficient to issue the Option Shares; provided, however, that the Company will have fully complied with its obligations under Rule 4460.

  Representations and Warranties. The Stock Option Agreement contains various representations and warranties of the parties thereto, including representations by the Company as to the Company's corporate organization and authority relative to the Stock Option Agreement, the Company's authority to issue the Option Shares and the absence of any conflicts and the obtaining of all applicable filings and consents.

  Termination. The Stock Option Agreement, other than certain obligations of the parties specified in the Stock Option Agreement, will terminate on the Termination Date.

                             THE VOTING AGREEMENTS

  The following summary of the Voting Agreements (as defined below) is qualified in its entirety by reference to the Voting Agreements, the text of each of which is filed as Exhibit (c)(3) to the Schedule 14D-1 and is incorporated by reference in this Offer to Purchase.

 Agreement to Tender Shares and Grant of Irrevocable Proxy.

  Voting Agreements with Specified Shareholders. Concurrently with or prior to the execution of the Merger Agreement, Dr. Gat, Chairman of the Board and Chief Executive Officer of the Company, Anita Gat, Dr. Gat's spouse and Vice President of Administration, Director of Corporate Communications and Secretary of the

Company, Nippon Typewriter Company Ltd., Clal Electronics and Canon Sales Co., Inc. (collectively, the "Specified Shareholders"), which collectively then held approximately 2,293,071 Shares or 37% of the Shares outstanding as of January 15, 1999, each entered into a voting agreement (the "Specified Voting Agreements") with Parent pursuant to which each such shareholder has agreed to tender pursuant to the Offer the Shares held by such shareholder, and granted an irrevocable proxy to Parent to vote at any meeting of the shareholders of the Company all Shares owned by such shareholder (i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

  Transfer of Shares. Pursuant to the Specified Voting Agreements, the Specified Shareholders agreed not to (i) transfer, or consent to any transfer of, any or all of the Shares or any interest therein held by them, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein held by them,
(iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares held by them, or (iv) take any other action that would in any way restrict, limit or interfere with the performance of their obligations under the Specified Voting Agreements. Additionally, in the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the outstanding Shares, or the acquisition of additional Shares or other securities or rights of the Company by any Specified Shareholder, the number of Shares subject to the Specified Voting Agreements will be adjusted appropriately, and the Specified Voting Agreements and the obligations thereunder will attach to any additional Shares or other securities or rights of the Company issued to or acquired by the Specified Shareholders.

  Representations and Warranties. The Specified Voting Agreements contain various representations and warranties of the parties thereto, including representations by each Specified Shareholder as to each Specified Shareholder's record and beneficial ownership of the Shares held by such shareholder, due corporate organization and authority (to the extent the Specified Shareholder is a corporate entity) to enter into the Specified Voting Agreements, due authorization to enter into and the enforceability of the Specified Voting Agreements, and the absence of conflicts and encumbrances on the Shares held by them.

  Covenants. The Specified Voting Agreements provide that (i) from and after the date of the Specified Voting Agreements to the Effective Time, each Specified Shareholder will not, and will not permit the Company to, make any elections, or change any existing elections, with respect to taxes, without the prior written consent of Parent, and (ii) from and after the date that Purchaser will have purchased and paid for all of the Shares of such Specified Shareholder, such Specified Shareholder will make available to Parent any and all records and other materials in such Specified Shareholder's possession or control that relate to any of the Company's filings or returns relating to taxes affecting the Company, or any other records relating to taxes of the Company or for which the Company may be responsible.

  Termination. The Specified Voting Agreements, and all rights and obligations of the parties thereunder, will terminate immediately upon the earlier of (i) the date upon which the Merger Agreement is terminated in accordance with its terms, or (ii) the date that Purchaser will have purchased and paid for all of the Shares of such Specified Shareholder; provided, however, that the covenants set forth in the Specified Voting Agreements will survive without limitation. Additionally, the irrevocable proxy given pursuant to each Specified Voting Agreement will be automatically revoked and be of no further force or effect, without further action on the part of any party hereto, immediately upon the termination of such Specified Voting Agreement.

 Voting Agreement with Poalim.

  Immediately prior to the execution of the Merger Agreement, Poalim Investments Ltd. ("Poalim"), which then held approximately 559,228 Shares, delivered a letter to Parent (together with the Specified Voting Agreements, the "Voting Agreements") pursuant to which Poalim agreed to tender 520,000 of its Shares in the Offer or 8% of the Shares outstanding as of January 15, 1999. Additionally, Poalim has represented to Parent the number of Shares Poalim beneficially owns and holds of record and has agreed that it will not, at any time prior to June 30, 1999, transfer or consent to transfer any of such Shares to any person, enter into any contract, option or agreement with respect to such Shares it owns or take any action that would in any way restrict, limit or interfere with the tendering of such Shares into the Offer. Poalim also has granted its proxy (which is irrevocable prior to June 30, 1999) to Dr. Gat to vote 520,000 of Poalim's Shares in favor of the Merger and against any action or agreement which would impede, interfere with or prevent the Merger.

11. Purpose of the Offer; Plans for the Company after the Offer and the Merger.

  Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

  Plans for Merger Consummation. Under the CGCL, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger Agreement. The Board has unanimously approved the Merger Agreement, and, unless the Merger is consummated pursuant to the short-form merger provisions under the CGCL described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval of the Merger and adoption of the Merger Agreement without the affirmative vote of any other shareholder of the Company. Certain shareholders of the Company, holding in the aggregate approximately 45% of the Shares as of January 15, 1999, have each entered into a voting agreement with Parent pursuant to which each has agreed to tender their Shares pursuant to the Offer, and to vote, and has granted irrevocable proxies to Parent or Dr. Gat (in the case of one such shareholder) to vote, all Shares owned by such shareholder in favor of the Merger.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its shareholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by the CGCL. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

  If Purchaser accepts for payment such number of Shares as shall satisfy the Minimum Condition or the Revised Minimum Number, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. In the event the Minimum Condition is satisfied, Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business operations.

  Under the CGCL, if Purchaser acquires, pursuant to the Offer, the Stock Option or otherwise, at least 90% of the Shares then outstanding, Purchaser will be able to effect the Merger without a vote of the Company's shareholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders pursuant to the short-form merger provisions under the CGCL.

  In the event that more than 50% of the Shares then outstanding are tendered pursuant to the Offer and not withdrawn, but less than 90% of the Shares then outstanding are acquired by Purchaser pursuant to the Offer and the Stock Option, Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of Shares and, if a greater number of Shares are tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the expiration of the Offer).

  Loan to the Company. Subject to the limitations set forth in the Merger Agreement, in the event that the Merger is not consummated on or before March 5, 1999, Parent will make the Loan to the Company in the aggregate principal sum of $3,000,000 (the "Principal"). Interest on the Principal will accrue at a floating rate per annum equal to the internal rate of interest assessed by Parent or its affiliates on intercorporate loans made to or among subsidiaries of Parent (the "Interest"). All Principal and accrued Interest will become due and payable two years from the date the Loan is made (the "Maturity Date"). Parent will not, however, be obligated to make the Loan if (i) the Offer has not expired by its terms or, if the Offer has expired, the Shares tendered in the Offer are insufficient to satisfy the Minimum Condition or the Revised Minimum Number, (ii) any shareholder of the Company defaults under the Voting Agreements, (iii) the Merger Agreement is terminated by Parent because the Company has failed to comply in any material respect with any covenant or obligation of the Merger Agreement, (iv) if any representation or warranty made by the Company under the Merger Agreement, the Common Stock Option or the Stock Option Agreement is untrue at the time such representation or warranty was made or is untrue on the date the Loan is made and such breach is caused by an event that would constitute a Material Adverse Effect under the Merger Agreement, (v) there is any preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction or any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority in effect that would impact the effective operation of the business of the Company resulting in a Material Adverse Effect from and after the Effective Time, (vi) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer has not expired or terminated and the satisfaction of any applicable foreign competition and antitrust statutes and regulations (including approval by the FCO pursuant to the AARC) has not been obtained,
(vii) there is pending any proceeding or litigation, initiated prior to or after the date of the Merger Agreement, challenging the Merger or seeking to prohibit, alter, prevent or materially delay the Merger, (viii) there is pending or threatened against the Company any claim, action, suit, proceeding or investigation which would or could reasonably be expected to have a Material Adverse Effect, or (ix) the Company has terminated the Merger Agreement prior to acceptance for payment of the Shares by Purchaser under the Offer, and the Company has done each of the following: (a) entered into a definitive written agreement with respect to an Alternative Transaction with a third party; (b) determined, after receipt of written advice from legal counsel to the Board that the failure to take such action as described in the preceding clause (a) would cause the Board to violate its fiduciary duties to the Company's shareholders under applicable law; and (c) given a notice to Parent and Purchaser of its intent to terminate the Merger Agreement and of the terms and conditions of the Alternative Transaction, and such notice was given at least five Business Days prior to the date of termination of the Merger Agreement.

 Company Stock Option

  The Company granted to Parent options (the "Options") to purchase an aggregate of 600,000 Shares at an exercise price of $2.00 per share evidenced by a Common Stock Option, a form of which is filed as Exhibit (c)(4) to the
Schedule 14D-1 and is incorporated by reference in this Offer to Purchase. Options to purchase 100,000 Shares will be immediately exercisable if and when the Loan is made by Parent to the Company. The remaining Options will become exercisable if and when a default occurs under the Loan. All the Options expire (i) on March 5, 1999, if the Loan is not made, or (ii) on the first anniversary of the Maturity Date. The Company will adjust the number of Shares subject to the Options to maintain the percentage of Shares subject to the Options at the date of the Merger Agreement if the Company causes or effects
(i) a subdivision or combination on its capital stock, (ii) a stock distribution or dividend on its capital stock, or (iii) a recapitalization or reclassification of its capital stock.

 AGI Option

  Concurrent with the signing of the Merger Agreement, the Company and Parent agreed to an option (the "AGI Option"). If (a) Parent shall purchase all of the ordinary and preferred shares of the Israeli Affiliate that are not owned by the Company, (b) the closing of the Merger does not occur and (c) the Merger Agreement is terminated (the date on which (a), (b) and (c) will occur, the "Effective Date of the AGI Option"), Parent will have the right to purchase, and the Company will be required to sell, all but not less than all of the ordinary shares (as such number of shares may be increased or decreased as described below) of the Israeli Affiliate held by the Company (the "AGI Shares") for the aggregate purchase price of $5,404,770 (the "AGI Purchase

Price"), and the Company will have the right to sell to Parent, and Parent will be required to purchase, all but not less than all of the AGI Shares at the AGI Purchase Price (in either case, the "Sale"), on the terms and subject to the conditions set forth therein. If the Israeli Affiliate causes the AGI Shares to be subdivided or combined into a greater or smaller number of shares, then the term "AGI Shares" herein shall refer to such subdivided or combined shares and the AGI Purchase Price shall remain the same.

  If either Parent or the Company elects to effect a Sale, written notice must be sent to a trustee on or prior to the date which is 30 days following the Effective Date of the AGI Option (the "Expiration Date of the AGI Option"). Additionally, the Company will not sell, pledge or otherwise transfer any of the AGI Shares to any person other than Parent or one of Parent's affiliates prior to the Expiration Date of the AGI Option, unless Parent shall have given its prior written consent.

  The AGI Option contains various representations and warranties of the Company, including representations by the Company as to the due authorization and valid issuance of the ordinary shares of the Israeli Affiliate, the absence of liens and encumbrances on the AGI Shares, the Company's authority to issue the AGI Option, the enforceability of the AGI Option and the absence of any conflicts with the Company's corporate charter documents, laws or other agreements.

  Dissenters' Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the Merger, holders of Shares, by complying with the provisions of Chapter 13 of the CGCL, may have certain rights to dissent and to require the Company to purchase their Shares for cash at fair market value. In general, holders of Shares will be entitled to exercise "dissenters' rights" under the CGCL only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or any law or regulation ("Restricted Shares"). Accordingly, any holder of Restricted Shares and, if the holders of five percent or more of the Shares properly file demands for payment, all other such holders who fully comply with all other applicable provisions of Chapter 13 of the CGCL will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange or on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), holders of Shares may likewise exercise their dissenters' rights as to any or all of their Shares entitled to such rights. If the statutory procedures under the CGCL relating to dissenters' rights were complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The "fair market value" would be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in consequence of the Merger. The value so determined could be more or less than the Merger Consideration.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger, or another business combination following the purchase of Shares pursuant to the Offer, in which Purchaser seeks to acquire the remaining Shares not held by it.

  Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

  Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company will form an important part of Parent's future business plans.

  Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its Subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

12. Dividends and Distributions.

  The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, the Company will not, without the prior written consent of Parent, (i) split, combine or reclassify any issued and outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution (payable in cash, stock, property or otherwise) with respect to such shares, (ii) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock or (iii) issue, sell, pledge, accelerate, modify the terms of or dispose of, or agree to issue, sell, pledge, accelerate, modify the terms of or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets, provided, that the Company (a) may issue Shares upon the exercise of options outstanding on the date of the Merger Agreement,
(b) may grant options under the Company's 1993 Employee Stock Option Plan to any new employee in amounts consistent with past practices and (c) may enter into certain agreements or arrangements contemplated by the Merger Agreement. See Section 10--The Merger Agreement.

13. Effect of the Offer on the Market for the Shares, Exchange Act Registration and Margin Regulations.

  Market for Shares. The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of the Shares that might otherwise trade publicly and will reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Depending upon the number of the Shares purchased pursuant to the Offer and the Stock Option, the Shares may no longer meet the requirements of NASDAQ for continued listing and may be delisted from NASDAQ. Parent intends to seek delisting of the Shares with NASDAQ following consummation of the Merger.

  Stock Quotation. According to published guidelines of NASDAQ, the Shares would no longer be quoted on NASDAQ if, among other things, the number of publicly held Shares (excluding the Shares held directly or indirectly by officers, directors and any person who is a beneficial owner of more than 10% of the Shares) were less than 200,000, the aggregate market value of publicly held Shares were less than $1,000,000 or there were fewer than 400 holders of the Shares or 300 holders in round lots. If these standards were not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in published guidelines of NASDAQ, the number of publicly held Shares was less than 100,000 or there were fewer than 300 holders in total. According to information furnished to Purchaser by the Company, as of the close of business on January 15, 1999, there were 172 holders of record of the Shares not including beneficial holders of the Shares held in street name, and there were 6,202,993 Shares outstanding.

  If the Shares were to cease to be quoted on NASDAQ, the market for the Shares could therefor be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  Margin Regulations. The Shares are presently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the Shares are not listed on a national securities exchange and if there are fewer than 300 record holders. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for quotation on NASDAQ or for continued inclusion on the Federal Reserve Board's list of "margin securities." Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Merger if the requirements for termination of registration are met.

  If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

14. Certain Conditions of the Offer.

  Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of Purchaser's rights to extend and amend the Offer at any time in its sole discretion, and subject to the provisions of the Merger Agreement, Purchaser will not be required to accept for payment or pay for any of the Shares, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the payment for, any of the tendered Shares, and may terminate or amend the Offer as to any of the Shares not then paid for, if:

    (1) at or prior to the expiration date of the Offer, the number of the Shares validly tendered and not withdrawn, together with any of the Shares then owned by Parent or Purchaser, shall not satisfy the Minimum Condition or the Revised Minimum Number; or

    (2) at or prior to the expiration date of the Offer, (i) any waiting period under the HSR Act applicable to the purchase of the Shares pursuant to the Offer shall not have expired or been terminated or (ii) all requirements of any applicable foreign competition and antitrust statutes and regulations to the consummation of the Offer shall not have been satisfied, including approval by the FCO pursuant to the AARC; or

    (3) immediately prior to the expiration date of the Offer, the Transaction Expenses (as defined in the Merger Agreement) shall be in excess of $250,000, as calculated by a schedule delivered by the Company to Purchaser (i) identifying and disclosing any and all actual Transaction Expenses as of the date of such schedule and (ii) identifying and providing reasonable estimates of any and all other Transaction Expenses following the date of such schedule; or

    (4) at any time prior to acceptance for payment of or payment for the Shares, any of the following events or conditions occurs or exists:

      (a) any action or proceeding by any Governmental Authority, whether or not having the force of law is instituted or is pending: (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Purchaser, Parent or any affiliate of Parent or the consummation by Purchaser or Parent of any other Transaction, or seeking to obtain damages in connection with any Transaction; (ii) seeking to restrain or prohibit Parent's or Purchaser's full rights of ownership or operation (or that of Parent's subsidiaries or affiliates) of any material portion of the business or assets of the Company, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or of Parent or any of its subsidiaries; (iii) seeking to impose material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any of the Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's shareholders; (iv) seeking to require divestiture by Parent or any of its subsidiaries of any Shares; or (v) that otherwise, in the judgment of Parent or Purchaser may materially adversely affect the Company, any of the Subsidiaries, or Parent or any of its subsidiaries; or

      (b) any action is taken or any statute, rule, regulation, judgment, administrative interpretation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to Parent or Purchaser or any subsidiary or affiliate of Parent, the Company or any of its Subsidiaries or the Offer, the acceptance for payment of or payment for any of the Shares, the Merger or any other Transactions by any Governmental Authority (other than the application of the routine waiting period provisions of the HSR Act), that directly or indirectly, result, or is reasonable likely to, directly or indirectly, result in any of the consequences referred to in paragraph (a) above; or

      (c) any event that has had or could reasonably be expected to have a Material Adverse Effect; or

      (d) (i) any general suspension of trading in securities on the New York Stock Exchange or NASDAQ, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) which is material to the Transactions on the extension of credit by lending institutions in the United States or the Federal Republic of Germany, (iii) a commencement of a war, armed hostilities or other national or international crisis directly involving the United States or the Federal Republic of Germany or otherwise having a significant adverse effect on the functioning of the financial markets in the United States or the Federal Republic of Germany, (iv) any significant change in the United States or German currency exchange rates or suspension of the markets therefor (whether or not mandatory) or the imposition of, or any significant change in, any currency or exchange control laws in the United States or the Federal Republic of Germany which change or suspension is material to the Transactions, or (v) any limitation by any Governmental Authority that is likely to materially and adversely affect the financing of the Offer or the Merger; or

      (e) any Third Party enters into a definitive agreement or an agreement in principle with respect to an Alternative Transaction; or

      (f) the Board (i) withdraws, or modifies or changes in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) recommends an Alternative Transaction, or
    (iii) upon request of the Parent or Purchaser, fails to reaffirm such approval or recommendation or resolves to do any of the foregoing; or

      (g) the Company breaches or fails to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of its representations and warranties set forth in the Merger Agreement, the Common Stock Option, or the Stock Option Agreement is not true in any respect when made or at the Effective Time as if made at and as of such time (other than representations and warranties which by their terms address matters only as of a certain date, which are true as of such date), and in either case the effect thereof is reasonably expected to have a Material Adverse Effect on the Company; or

      (h) the Merger Agreement is terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer.

  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted or waived by Purchaser and Parent, regardless of the circumstances giving rise to any such condition, in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters and Regulatory Approvals.

  General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of the Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of the Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of the Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase the Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See
Section 14.

  State Takeover Laws. The Company's principal executive offices are located in, and the Company is incorporated under the laws of, the State of California, which currently has no takeover statute that would apply to the Offer or to the Merger. However, there can be no assurances that California will not, prior to the completion of the Offer, adopt such a statute. Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if Purchaser or Parent owns directly or indirectly more than 50% but less than 90% of the Shares then outstanding unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. The purpose of the Offer is to obtain 90% or more of the Shares (on a fully diluted basis) and to enable Parent and Purchaser to acquire control of the Company.

  In the event that more than 50% of the Shares then outstanding are tendered pursuant to the Offer and not withdrawn, but less than 90% of the Shares then outstanding are acquired by Purchaser pursuant to the Offer and the Stock Option Agreement, Purchaser will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number of the Shares and, if a greater number of the Shares is tendered into the Offer and not withdrawn, purchase, on a pro rata basis, the Revised Minimum Number of Shares (it being understood that Purchaser shall not in any event be required to accept for payment, or pay for, any of the Shares if less than the Revised Minimum Number of Shares are tendered pursuant to the Offer and not withdrawn at the expiration of the Offer). In the event that Purchaser acquires the Revised Minimum Number of Shares, it may have, as a practical matter the ability to ensure approval of the Merger by the Company's shareholders.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

  The Company, directly or through Subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any of the Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any of the Shares tendered. See Section 14.

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by Purchaser pursuant to the Offer and the Stock Option Agreement are subject to such requirements. See Section 2.

  Pursuant to the HSR Act, Parent and the Company each have filed a Premerger Notification and Report Form in connection with the purchase of the Shares pursuant to the Offer and the Stock Option Agreement with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of the Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. The waiting period under the HSR Act applicable to the purchase of the Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on February 4, 1999, unless such waiting period is terminated earlier by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If Purchaser acquires 50% or more of the Shares in the Offer, then no separate waiting period would apply to the subsequent purchase of the Shares pursuant to the Stock Option. Pursuant to the HSR Act, Parent and the Company have requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent or the Company with respect to the Offer or the Stock Option Agreement, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent or the Company with such request. Thereafter, the FTC or the Antitrust Division must obtain a court order to prevent Purchaser from consummating the acquisition of the Shares pursuant to the Offer. If the acquisition of the Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for the Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by Purchaser pursuant to the Offer or the Stock Option Agreement. At any time before or after the purchase of the Shares pursuant to the Offer or the Stock Option Agreement by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares pursuant to the Offer or the Stock Option Agreement or seeking the divestiture of the Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorney generals may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that neither the Offer nor the Stock Option Agreement will violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Stock Option Agreement on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

  Foreign Laws. According to publicly available information, the Company also owns property and conducts business in a number of other countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. In addition, the waiting period prior to consummation of the Offer associated with such filings or approvals may extend beyond the scheduled Expiration Date.

  The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that Purchaser will be able to cause the Company or its Subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any Subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

16. Fees and Expenses.

  Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Shares pursuant to the Offer.

  Purchaser and Parent have not appointed any dealer manager to represent it in connection with the Offer.

  Purchaser and Parent have retained Corporate Investor Communications, Inc. to act as the Information Agent, BankBoston, N.A. to act as the Depositary, and Harris Roja to provide certain financial advisory services in connection with the Offer. The Information Agent may contact holders of the Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

  The Information Agent, the Depositary and Harris Roja each will receive reasonable and customary compensation for their services in connection with the Offer and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

  Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of the Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, PARENT OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

January 22, 1999

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              STEAG AND PURCHASER

  1. Directors and Executive Officers of STEAG. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of STEAG. Unless otherwise indicated, the current business address of each person is STEAG, Ruttenscheider Stra^e 1-3, 45128 Essen, Germany. Unless otherwise indicated, each such person is a citizen of the Federal Republic of Germany and has held his or her present position as set forth below for the past five years, and each such person does not beneficially own Shares. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with STEAG.


           NAME AND CURRENT                      PRESENT PRINCIPAL OCCUPATION OR
           BUSINESS ADDRESS                EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
           ----------------                -------------------------------------------
 SUPERVISORY BOARD

Prof. Dr. Gerhard Neipp..............      Chairman of the Supervisory Board (since January 1995)
RAG Aktiengesellschaft                     Chairman of the Management Board, RAG AG (since
Rellinghauser Stra^e 1-11                  January 1995)
45128 Essen, Germany                       Deputy Chairman of the Management Board, Fried-Krupp
                                           AG Hoesch Krupp (December 1992-December 1994)

Fritz Kollorz*.......................      Vice-Chairman of the Supervisory Board (since 1989)
Industriegewerkschaft                      Member of the Executive Board, Industriegewerkschaft
Bergbau, Chemie, Energie                   Bergbau, Chemie, Energie (since October 1997)
Konigsworther Platz 6                      Vice President of Industriegewerkschaft
30167 Hannover, Germany                    Bergbau und Energie (1991-1997)

Wilhelm Hans Beermann................      Member of the Supervisory Board (since November 1990)
RAG Aktiengesellschaft                     Deputy Chairman of the Management Board, RAG AG
Rellinghauser Stra^e 1-11                  (since January 1997)
45128 Essen, Germany                       Chairman of the Management Board, Deutsche Steinkohle AG
                                           (since October 1998)
                                           Member of the Management Board, RAG AG (1990-1996)

Gerd Bode*...........................      Member of the Supervisory Board (since April 1998)
Powerplant Herne                           Chairman of the Works Council, Herne Powerplant
Hertener Stra^e 16                         (since March 1998)
44693 Herne, Germany                       Acting Chairman of the Works Council, Herne
                                           Powerplant (since 1987)


Johannes Dreckmann*..................      Member of the Supervisory Board (since February 1996)
Powerplant Walsum                          Deputy Chairman of the Works Council, Walsum Powerplant
Dr.-Wilhelm-Roelen-Stra^e 129              (since January 1996)
47179 Duisburg, Germany                    Powerplant foreman (since 1985)

Dr. Hermann Farwick*.................      Member of the Supervisory Board (since June 1997)
Powerplants Voerde                         Director of Voerde Powerplants (since January 1988)
Frankfurter Stra^e 430
46562 Voerde, Germany

Ursel Gelhorn*.......................      Member of the Supervisory Board (since May 1992)
ETC, Decentral Heating and                 Chairman of the Works Council Essen, ETC, Decentral
Administration                             Heating and Administration (since July 1992)
Ruttenscheider Stra^e 1-3
45128 Essen, Germany

--------
* representative of employees


           NAME AND CURRENT                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
           BUSINESS ADDRESS                   AND FIVE-YEAR EMPLOYMENT HISTORY
           ----------------                ------------------------------------------
Prof. Dr. Harald B. Giesel...........     Member of the Supervisory Board (since January 1995)
RAG Vertrieb und Handel AG                Chairman of the Management Board, RAG Vertrieb und
Rellinghauser Stra^e 1-11                 Handel AG (since January 1997)
45128 Essen, Germany                      Member of the Management Board, Ruhrkohle AG
                                          (January 1993-December 1996)

Dr. Reiner Hagemann..................     Member of the Supervisory Board (since June 1997)
Allianz Versicherungs-AG                  Member of the Management Board,
Koniginstra^e 28                          Allianz-AG Munich (since 1995)
80802 Munchen, Germany                    Head of Sales, Allianz Versicherungs-AG, Munich and
                                          Allianz Lebensversicherungs AG, Stuttgart (1991-1994)

Kurt Hay*............................     Member of the Supervisory Board (since August 1995)
Industriegewerkschaft                     Head of Department Tariff Policy II,
Bergbau, Chemie, Energie                  Industriegewerkschaft Bergbau, Chemie, Energie
Konigsworther Platz 6                     (since October 1997)
30167 Hannover, Germany                   Head of Department Tariff Policy, Industriegewerkschaft Bergbau
                                          und Energie (1996-September 1997)
                                          Deputy Head of Department Tariff Policy,
                                          Industriegewerkschaft Bergbau und Energie (1993-1995)

Prof. Dr. Werner Hlubek..............     Member of the Supervisory Board (since December 1998)
RWE Energie AG                            Member of the Management Board, RWE Energie AG
Kruppstra^e 5                             (since 1990)
45128 Essen, Germany                      Member of the Management Board, RWE AG (1990-1997)


Hermann Huef*........................     Member of the Supervisory Board (since November 1997)
Powerplant Lunen                          Chairman of the Works Council, Lunen Powerplant
Moltkestra ^e 215                         (since September 1997)
44536 Lunen, Germany                      Storeroom worker, Lunen Powerplant (1990-August 1997)

Hans-Diether Imhoff..................     Member of the Supervisory Board (since June 1998)
VEW Energie AG                            Chairman of the Management Board, VEW Energie AG
Rheinlanddamm 24                          (since March 1995)
44139 Dortmund, Germany                   Deputy Chairman of the Management Board, VEW AG
                                          (since January 1993)

Helmut Mamsch........................     Member of the Supervisory Board (since June 1998)
VEBA AG                                   Member of the Management Board, VEBA AG (since April 1998)
Bennigsenplatz 1                          Chairman of the Management Board, Stinnes AG
40474 Dusseldorf, Germany                 (July 1996-March 1998)
                                          Chairman of the Management Board, Raab Karcher AG
                                          (February 1991-June 1996)

Dr. Johannes Ringel..................     Member of the Supervisory Board (since June 1998)
Westdeutsche Landesbank                   Member of the Management Board, Westdeutsche Landesbank
Girozentrale Dusseldorf Munster           Girozentrale Dusseldorf Munster (since March 1987)
Herzogstra^e 15
40217 Dusseldorf, Germany

--------
* representative of employees


           NAME AND CURRENT                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
           BUSINESS ADDRESS                    AND FIVE-YEAR EMPLOYMENT HISTORY
           ----------------                ------------------------------------------

Peter Schwarz*......................  Member of the Supervisory Board (since January 1995)
                                      Chairman of the Central Works Council (since March 1998)
                                      Chairman of the Works Council, Voerde Powerplants
                                      (since December 1994)
                                      Member of the Works Council, Voerde Powerplants
                                      (since 1988)

Attorney Friedrich Spath............  Member of the Supervisory Board (since June 1997)
Ruhrgas AG                            Chairman of the Executive Board, Ruhrgas AG (since 1996)
Huttropstra^e 60                      Member of the Executive Board, Ruhrgas AG (through 1996)
45138 Essen, Germany

Hermann Springer*...................  Member of the Supervisory Board (since April 1998)
Powerplant Bergkamen                  Chairman of the Works Council,
Westenhellweg 110                     Bergkamen Powerplant (since March 1998)
59192 Bergkamen, Germany              Powerplant electrician (1980-March 1998)

Dr. Klaus Trutzschler...............  Member of the Supervisory Board (since June 1997)
RAG Aktiengesellschaft                Member of the Management Board, RAG AG
Rellinghauser Stra^e 1-11             (since January 1997)
45128 Essen, Germany                  Head of Corporate Development Department, Ruhrkohle AG
                                      (July 1995-December 1996)
                                      Member of the Management Board, Rutgerswerke AG
                                      (May 1994-June 1995)
                                      Vice-Member of the Board of Management, Rutgerswerke AG
                                      (September 1993-April 1994)
                                      Executive Manager, Rutgerswerke AG (July 1992-August 1993)


Dr. Franz-Josef Wodopia*............  Member of the Supervisory Board (since August 1997)
Industriegewerkschaft                 Head of Department Energy/Mining, Industriegewerkschaft
Bergbau, Chemie, Energie              Bergbau, Chemie, Energie (since October 1997)
Konigsworther Platz 6                 Head of Unit Europe/Environment, Industriegewerkschaft
30167 Hannover, Germany               Bergbau und Energie (1991-1997)

MANAGEMENT BOARD

Dr. Jochen Melchior.................  Chairman of the Management Board (since November 1995)
                                      Member of the Management Board (until October 1995)

Dr. Hans-Georg Betz.................  Member of the Management Board (since January 1997)
                                      Member of the Management Board of STEAG Ind. AG
                                      (since October 1992)

Dr. Friedhelm Grubener..............  Member of the Management Board (since November 1994)
                                      General Manager, Finance/Accounting of VEBA Kraftwerke
                                      Ruhr AG (April 1972-October 1994)

Dr. Klaus Rumpff....................  Member of the Management Board (since 1975)

Dr. Heinz Scholtholt................  Member of the Management Board (since October 1991)

--------
* representative of employees

  2. Directors and Executive Officers of Purchaser. The following table sets forth the name, current business address, citizenship and present principal occupation or employment and employment history for the past five years for each of the directors and executive officers of Purchaser. Unless otherwise indicated, the current business address of each person is c/o Purchaser, Ruttenscheider Stra^e 1-3, 45128 Essen, Germany. Unless otherwise indicated, each such person has held his or her present position as set forth below for the past five years, and each such person does not beneficially own Shares. Each such person is a citizen of the Federal Republic of Germany.


EXECUTIVE OFFICERS

Dr. Hans-Georg Betz, President       Member of the Management Board of STEAG
                                     (since January 1997)
                                     Member of the Management Board of STEAG
                                     Industrie AG (since October 1992)

Dr. Berthold Lutke-Daldrup,          Head of Strategic Planning of STEAG
Chief Financial Officer              Industrie AG (since July 1992)

Dr. Peter Lockowandt, Secretary      Counsel of STEAG AG (since 1993)

  Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing the Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                               BANKBOSTON, N.A.



                                                     By Overnight, Certified
   By First Class Mail:            By Hand:              or Express Mail
                                                           Delivery:


     BankBoston, N.A.         Securities Transfer
 Corporate Reorganization         & Reporting               BankBoston, N.A.
       P.O. Box 9573             Services, Inc.                Corporate
  Boston, Massachusetts     c/o Boston EquiServe L.P.       Reorganization
         02205-8686       100 William Street, Galleria    40 Campanelli Drive
                                New York, New York      Braintree, Massachusetts
                                      10038                      02184



     By Facsimile for                              Confirmation of Facsimile
  Eligible Institutions                                   by Telephone:
          Only:

      (781) 794-6352                                     (781) 794-6380


  Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                       Carlstadt, New Jersey 07072-2586

                     Banks and Brokers call (800) 346-7885
                   All others call toll free (888) 206-3388


1404-LT-99